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                                                                      EXHIBIT 11


                                SAFETY 1ST, INC.
                                BASIC AND DILUTED
                            EARNINGS PER COMMON SHARE

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
                                                             THREE MONTHS ENDED
                                                          ------------------------
                                                           April 4,      March 31,
                                                             1998          1997
                                                          ----------    ----------

BASIC EARNINGS PER COMMON SHARE

  Earnings available for common shares                    $  413,000    $  197,000

  Basic earnings per common share                         $     0.06    $     0.03

SHARES USED IN COMPUTATION

  Weighted average common shares outstanding               7,187,955     7,185,154
                                                          ==========    ==========


DILUTED EARNINGS PER COMMON SHARE

  Earnings available for common
    shares and common stock equivalent shares
    deemed to have a dilutive effect                      $  413,000    $  197,000

  Diluted earnings per common share                       $     0.05    $     0.03

SHARES USED IN COMPUTATION

  Weighted average common shares outstanding               7,187,955     7,185,154
  Common stock equivalents - stock options and warrants    1,428,779       202,406
                                                          ----------    ----------

  Total                                                    8,616,734     7,387,560
                                                          ==========    ==========
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